Code of Ethics

Kingsford Capital Management, LLC

This Code of Ethics (the “Code”) is a Code for Kingsford Capital Management, LLC (the “Firm”).  It reflects the requirements pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 and the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended.

I.	Standards of Conduct and Fiduciary Duty

The Firm has a fiduciary duty to its investment advisory clients (“Client Accounts”).  That duty requires each Employee to act solely for the benefit of clients.  The conduct of the Firm and its Employees must recognize that the clients’ interests always have priority over those of the Firm and its Employees (including with respect to Employee personal trading) and is based upon fundamental principles of openness, integrity, honesty and trust.

Each Employee is expected to adhere to the highest standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests.  Such conflicts could also have the potential to cause damage to the Firm’s reputation.  Each Employee is also required to comply with all applicable Federal Securities Laws.  Each Employee must exercise reasonable care and professional judgment to avoid actions that could put the image or reputation of the Firm at risk.

This Code sets forth the policy regarding Employee conduct in those situations in which conflicts with our clients’ interests are most likely to be present or develop.  The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield the Employee from sanctions for personal trading or other conduct that violates a fiduciary duty to clients.  It is expected that Employees will embrace and comply with both the letter and the spirit of the Code.

Adherence to the Code is a basic condition of employment.  If an Employee has any doubt as to the appropriateness of any activity, believes that he or she has violated the Code, or becomes aware of a violation of the Code by another Employee, the Employee is obligated to bring these matters to the attention of the CCO.  Reports may be anonymous.  Neither the Firm nor any Employee may retaliate against anyone who makes such a report.  Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

II.	Definitions

 “529 Plan” means a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended, including both a prepaid college tuition plan and a college savings plan.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Access Person” means each Employee.

“Beneficial Ownership” of a security by a person means the person:

1.
Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in that security, (b) voting power, which includes the power to vote, or to direct the voting of, that security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of that security; or

2.	Provides any investment advice regarding that security; or

3.
Has the right to acquire that security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

4.
Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of Beneficial Ownership of such security or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act.  For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities.  Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“Chief Administrative Officer or CAO” means Brian Cooney (or his designated substitute or successor).

“Client Account” means any investment advisory client or Investment Fund as to which or for whom the Firm provides investment advisory services.

“Chief Compliance Officer or CCO” means Kelly Mazzucco (or her designated substitute or successor).  Employees who have questions about this Code of Ethics should contact Kelly Mazzucco (the “CCO”), Brian Cooney (the Chief Administrative Officer “CAO”), or Mike Wilkins.

“Code” means this Code of Ethics.

“Compliance11” means the Firm’s compliance software at https://ondemand.compliance11.com.

“Control” has the meaning set forth in Section 2(a)(9) of the IC Act.

“Covered Associate” means the Firm’s (a) managers, executive officers, and any other individual with a similar status or function; (b) any Employee who solicits a Government Entity for the Firm, (c) any person who supervises, directly or indirectly, any such Employee; or (d) any political action committee controlled by the Firm or by any of its Covered Associates.

“Covered Security or Reportable Security” means a Security as defined in Section 2(a)(36) of the Investment Company Act (see definition below), except that it does not include:

1.	Direct obligations of the U.S. government:

2.	Bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments:

3.	Shares issued by Mutual Funds (other than Reportable Funds and exchange traded funds); and

4.	Interests in a Permitted 529 Plan.

“Employee” means each supervised person of the Firm, including without limitation each employee, officer or manager of the Firm, any Covered Associate, any person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm, any other natural person in a control relationship to the Firm who obtains information concerning recommendations made to Reportable Fund with regard to the purchase or sale of Covered Securities by the Reportable Fund, and any other person whom the CCO notifies will be subject to this Code (including, for example, the Firm’s independent service providers, such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationships or marital status) and any other person to whom he or she contributes support.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted hereunder by the Commission or the Department of the Treasury.

“Firm” means Kingsford Capital Management, LLC and each of its affiliates that is engaged in the business of providing investment advisory services or serving as the general partner or manager of an Investment Fund.

“Fund” means an investment company registered under the Investment Company Act of 1940, as amended.

“Government Entity” means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

“IC Act” means the Investment Company Act of 1940, as amended.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirement of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Insider” means any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered.

“Investor” means an investor in an Investment Fund.

“Investment Fund” means any United States or non-United States investment fund or pool of which the Firm or one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee).

“IPO” means initial public offering.

“Limited Offering” or “Private Placement” means an offering that is exempt from the registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Mutual Fund” means an open-end Registered Fund.

“Permitted 529 Plan” means a 529 Plan other than a college saving plan for which the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is the college savings plan.

 “Proprietary Account” means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership (including any investment or voting power with respect to that account), or (2) a proprietary investment or trading account maintained for the Firm or its Employees.

“Registered Fund” means any investment company registered with the SEC under the IC Act.

“Regulated Persons” means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

“Reportable Fund” means any Registered Fund for which the Firm serves as an investment adviser or any Registered Fund whose investment adviser or principal underwriter Controls the Firm or is under common Control with the Firm.

“SEC” means the United States Securities and Exchange Commission.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Security Held or to be Acquired by a Reportable Fund” means:

Any Covered Security which, within the most recent 15 days is or has been held by the Reportable Fund; or is being or has been considered by the Reportable Fund or the Firm for purchase by the Reportable Fund; and

1.	Any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in clause 1 above.

 “U.S.” means the United States of America.

III.	Policy on Personal Securities Transactions

Each Firm Covered Associate must comply with the following policies for all of his or her Personal Securities Transactions.

A.	Personal Trading Accounts and Reports.

1.
No later than 10 days after becoming an Employee, such Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each Covered Security held directly by the Employee or the Employee’s Family Members, whether or not in a Proprietary Account. The form of Initial Holdings Report is disclosed on Compliance11. This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of 45 days prior to the date the person became an Employee.

2.	Thereafter, each Employee must advise the CCO and receive authorization before opening any new Proprietary Account using Compliance11.

3.
Each Employee must arrange for all Covered Security brokerage transactions and holdings relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to Compliance11 and in certain situations, the CCO may require the Employee to arrange duplicate copies to be sent to the attention of the CCO.

4.
However, an Employee need not make a report with respect to transactions (i) effected for, and Covered Securities held in, any account over which the Employee has no direct or indirect influence or control or (ii) effected pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

5.
Each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts. The Employee is responsible for promptly completing the Private Securities Form which states the date of the transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Covered Security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the Covered Security at which the transaction was effected, and the name of the broker, dealer or bank with or through which the transaction was effected. These trades are also subject to prior approval as outlined below.

4. 6.
No later than 30 days after the end of each quarter, each Employee must certify to the Firm on Compliance11 that he or she has complied with this Code and has disclosed all Covered Securities in which the Employee and the Employee’s Family Members have any Beneficial Ownership, complete information regarding each Proprietary Account where such Covered Securities are held, and all transactions in each Proprietary Account during that quarter.  Alternatively, the Employee may certify that during the quarter, all Covered Security holdings and transaction information is disclosed, accurate and complete in Compliance11 as of the date of the certification. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The Compliance11 certification is attached as Exhibit A.

7.
Annually, Employees are required to confirm on Compliance11 his or her holdings in Covered Securities.  The holdings report must be current as of a date no more than 45 days prior to the date the report is submitted and contain the following:  title and type of security, exchange ticker or cusip, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect Beneficial Ownership; name of broker where the security is held; number and title of each account, and date the Employee submits the Annual Holdings Report. The Compliance11 certification is attached as Exhibit B.

8.
Annually, Employees are required to certify that he or she has received, read, and understands the Code, including any amendments thereto and recognizes that he or she is subject to the Code and will continue to comply with all requirements set forth in the Code.  The Compliance11 certification is attached as Exhibit B.

B.	Personal Trading Approvals.

No securities transactions for Proprietary Accounts may be effected without the prior approval by the CCO, with the exception of the following classes of securities:  shares of Mutual Funds other than Reportable Funds (but preapproval of closed-end funds is required), direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, and interests in Permitted 529 Plans. Although these securities are not subject to pre-clearance, they are still subject to reporting requirements (except for those securities exempt from the reporting requirements). The pre-approval requirement applies equally to securities acquired in IPOs and private placements.

When an Employee recommends purchasing or selling a security for a Client Account, the Employee must disclose to the CCO if any of the Employee’s Proprietary Accounts then holds a position in that security.

The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade.  The CCO must obtain the prior approval on Compliance11 by Mike Wilkins (the CCO’s Substitute) before effecting any transactions in the CCO’s own Proprietary Accounts. If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval.  If the trade is not made on that day, the Employee must request approval again.  Any transaction may be cancelled at the end of the day by the CCO or allocated to a Client Account at the CCO’s discretion.

Restrictions on personal trading transactions, or denial of a request for prior approval, may be imposed if the CCO believes that it may interfere with the Employees duties, obligations or loyalties to the Firm and its Clients, impose undue burden on the Firm, or may otherwise be contrary to the interests of the Firm or its Clients.

C.	Review of Personal Trading Information.

The Firm will review all brokerage information to monitor compliance with this Code.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Code or appears improper.  Except as required to enforce this Code or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.	Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account (and in no instance may any Employee trade ‘against’ any Client Account).

Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.
Knowingly purchasing or selling short securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.	Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.	Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and,

4.
Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

E.	Front Running.

Employees may not personally invest in securities purchased or sold short for Client Accounts.  Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.  The Firm prohibits personal trading in the securities held by the Client Accounts on the same day as clients' trades are placed. In the event that unwinding of the trade is not possible, then all profits from the trading will be disgorged to a charitable organization.

F.	Restricted List.

Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in certain securities for specified periods.  A security may be designated as “restricted” if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts in that security, if the Firm or any of its personnel has material, non-public information regarding that security, or if the CCO determines that trading in that security should be restricted for any other reason.  Such securities will appear on a restricted list (the “Restricted List”) that will be available to all Employees.  The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

All Employees should consult the Restricted List before placing any order for the purchase or sale of securities.  No Employees may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List, except with the prior written approval of the CCO.

G.	Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account.

H.	Private Placements and Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a Private Placement or Initial Public Offering, either directly or indirectly without the prior approval of the CCO.  The CCO or the CCO’s Substitute will promptly notify the Employee of approval or denial of clearance to trade.  If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

I.	Short-Term Trading.

The Firm considers short-term trading problematic if it (1) interferes with the Employee’s duties, obligations or loyalties to the Firm and its clients; (2) is using material, nonpublic information, or (3) is otherwise in violation of applicable laws, rules and regulations or the Firm’s policies and procedures.

J.	Prohibited Actions.

Without limiting any provision of the Code, the Firm and any affiliated person of the Firm (including without limitation any Employee), in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Reportable Fund, by the Firm or the affiliated person, is prohibited from:

1.	Employing any device, scheme or artifice to defraud the Reportable Fund;

2.
Making any untrue statement of a material fact to the Reportable Fund or omitting to state a material fact necessary in order to make the statements made to the Reportable Fund, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Reportable Fund; or

4.	Engaging in any manipulative practice with respect to the Reportable Fund.

IV.	Prohibition Against Insider Trading

A.	Policy Statement on Insider Trading.

The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably investing in securities.  Generally, such investigation and analysis helps one to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer.  It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•
Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•
Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment decisions, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm.  Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company.  If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes.  The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade.  If someone tips information to you, do not disclose the information to anyone except as required by this Code.  You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.”  Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company.  It is information that, if generally known, would affect the market price of the security.  Material information can relate to current events or possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.  The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material.  Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material.  When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities.  For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally.  If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or investors is not public.  Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation, reports circulated to the investing community (for example, Briefing.com, Street Account, Fly on the Wall, or the Deal Report) or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information.  You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets.  Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

1.	Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.	civil injunction;

b.	disgorgement of the profit gained or the loss avoided;

c.	civil penalty of up to three times the profit gained or the loss avoided;

d.	criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.	jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties.  Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

B.	Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading.  Every Employee must follow these procedures.  If you have any questions about the procedures, you should consult the CCO.

1.	Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you have received potential inside information, consider the following questions:

a.
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?  Could this information cause investors to change their trading?

b.
Is the information nonpublic?  To whom has it been provided?  Has it been filed with the SEC?  Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.	Do Not Use or Disclose Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.
Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts.  In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.
Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends.  This includes making any comment about the company that could in any way be interpreted as a recommendation.  Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.
Do not discuss the material, nonpublic information with anyone except as required by this Code.  Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.
Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide; such as placing on the restricted list if deemed material nonpublic information.

3.	Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information.  The Firm may use additional measures to address specific situations.

a.
Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.
Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.	Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.
Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.	Contacts with Third Parties.

Employees should direct requests for information from third parties, such as the press, analysts, and existing or potential clients to the CCO.

C.	Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes.  In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.  During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Code and to avoid even the appearance of impropriety.

1.	Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.	Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.	No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Accounts without the prior consent of the CCO.

b.
No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Accounts during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.	Client or Investor Serving as Director, Officer or Consultant.

1.	Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client or Investor of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client or Investor.

2.	Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client or Investor of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in securities of the company for which the client or Investor serves as a director, officer or consultant.

E.	Expert Networks/Investment Contacts.

1.	Overview.

From time to time, the Firm may retain the services of consulting firms or research experts (whether research firms or individual experts) to supplement its research process with expert advice on technical or other specialized matters relevant to the investment decision making process.  The experts used by the Firm should not be associated with the public companies being considered for investment and as to which the expert's advice is sought.  However, it is possible that an expert that is consulted may have such an association with another public company that is not the subject of the expert's discussions with the Firm.  Therefore, Employees must be diligent about the risk of learning material nonpublic information in the course of meetings or discussions with consultants or industry experts. In order to minimize the likelihood that the Firm obtains material non-public information from such experts and to avoid any appearance of impropriety, all Employees that have contact with experts must comply with the procedures and guidelines described below. Unless indicated otherwise, these procedures and guidelines apply to communications with: (i) consulting firms or research experts who receive compensation of any kind for their time from the Firm ("Paid Consultants") and (ii) certain investment research contacts who do not receive compensation of any kind from the Firm ("Research Contacts")(collectively, "Research Consultants").

2.	Application of the Firm’s Insider Trading Policies.

Employees are reminded that the Firm’s policies and procedures regarding insider trading apply to the use of all Research Consultants. In particular:

a.	The Employee may not seek material non-public information from Research Consultants.

b.	The Employee must not misrepresent the Employee’s identity or the Employee’s affiliation with the Firm.

c.
The Employee may not seek information from Research Consultants if it appears likely that disclosure of the information would violate a confidentiality agreement or any other confidentiality obligation.

d.
If the Employee believes that the Employee may have obtained material non-public information from a Research Consultant, the Employee must immediately notify the CCO, and may not trade or recommend the purchase or sale of relevant securities without the prior approval from the CCO.

3.	Required Pre-Approvals for Paid Consultants.

To monitor the use of Paid Consultants, the Firm requires that all such engagements be pre-approved by the CCO.

4.	Paid Consultant Interview Guidelines.

In addition to the foregoing requirements, Employees are directed to adhere to the following consultation interview guidelines:

•	Respect the Research Consultant’s confidentiality, non-disclosure restrictions on all items, including those that may not relate to material information.

•
During the course of the conversation, the Employee should ensure that the information being discussed is not the type of information that could potentially constitute material non-public information or be subject to a confidentiality obligation.  If the Employee believes that the Paid Consultant has crossed this line or is likely to cross this line if the conversation continues, the Employee should end the conversation and contact the CCO immediately.  No trading in the subject security should take place unless and until the CCO approves the transaction.

•	Employees should review current stock positions prior to meeting with a Paid Consultant to avoid inadvertently restricting the securities of an issuer held in a portfolio managed by the Firm.

•
The restriction on trades in the securities of certain issuers may be lifted by the CCO in his, her or their discretion, for reasons such as earnings announcements, among other things.  All such determinations shall be recorded and maintained in the CCO's files.

•	Employees may only conduct consultations with approved networks.

5.	Guidelines for Use of Investment Contacts.

a.
General.  Preapproval for the use of Investment Contacts is not required.  An “Investment Contact” is a person contacted by the Firm for investment research but to whom the Firm does not pay any fee. The absence of a preapproval requirement is premised on various considerations.  Persons in certain management roles at public companies are typically expected to speak with potential or existing investors.  These include communications with investor relations contacts, CFO's, CEO's, other "C" level people and any other employee who the Firm has received direct approval to speak with via the company's channels (for example, through investor relations or the office of the CEO or CFO).  Similarly, access to persons at a public company as typically provided via events organized by sell-side brokerage firms also are not subject to any pre-clearance guidelines because those events are coordinated by the sell-side with the cooperation of the company.  Speaking with district or regional managers, visiting facilities and speaking with employees, speaking with sales persons or other representatives of a company, and speaking with customers, vendors or suppliers of a company is not subject to preapproval because such persons are not expected to have access to material information regarding the company.  Nonetheless, it is important that the Employee is familiar with the Firm’s insider trading procedures before the Employee engages the above-referenced parties in any research-related conversation.  Those policies and procedures are in place to help educate Employees in a manner that helps minimize the likelihood that the Firm will obtain and/or act on material non-public information prohibited under this policy.

b.
No Compensation.  The payment of compensation of any kind by the Firm or its personnel to persons treated as Investment Contacts under this policy is prohibited.  For purposes of this prohibition, compensation includes both cash and non-cash compensation, including but not limited to gifts, meals, entertainment, travel, or any other items of value.  The payment of compensation would cause the recipient to be deemed a Paid Consultant under this policy, and therefore be subject to the requirements set forth above, including pre-approval requirements.

V.	Manipulative Practices

Exchange Act section 9(a)(2) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, with the intent to manipulate and for the purpose of inducing the purchase or sale of such security by others.  Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The purpose of section 9(a) is not to prohibit market transactions that may raise or lower the price of securities, but to keep an open and free market where the natural forces of supply and demand determine a security’s price.  Therefore, price changes resulting from supply and demand fluctuations are not prohibited and purchases or sales may cause security prices to rise or fall without violating the securities laws.  Section 9(a)(2) prohibits a series of trades or apparent trades that has no intrinsic investment purpose but is done with the fraudulent intent and purpose of inducing others to trade the security.

These prohibitions against manipulative trading practices mean that no Employee should, alone or with others, for either a Client Account or a Proprietary Account, engage in trading or apparent trading activity in a security for the purpose of:

1.	Inducing the purchase or sale of such security by others; or

2.	Causing the price of a security to move up or down, and then taking advantage of such price movement by buying or selling the security at the “artificial” price.

Price changes resulting from supply and demand are not prohibited.  Therefore, buy or sell programs may cause security prices to rise or fall without violating securities laws.  Section 9(a)(2) prohibits activity that has the purpose of affecting the price of a security artificially through trading or apparent trading, not otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

In addition, the anti-fraud provisions of the federal securities laws have been interpreted to prohibit intentionally creating, circulating or using false rumors.  To that end, Employees are prohibited from initiating or circulating any false rumor of a sensational character that might reasonably be expected to affect market conditions of any security.  However, Employees are not prohibited from seeking information to confirm whether a rumor is true or false, or otherwise investigating whether information already in circulation is true, as long as the communication does not confirm the rumor.  In addition, Employees are not prohibited from discussing information they believe to be true.  Employees should take great care in publicly discussing any security, including on conference calls, internet chat rooms or other media.

VI.	Code of Employee Conduct

A.	Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or media appearances, must, in each case, be approved in advance by the CCO.  In addition, before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.  The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Each Employee must disclose all outside activities promptly to the CCO if it becomes inaccurate.

B.	Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the CCO, to:

1.	Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.
Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); or

3.
Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO.

C.	Communications/Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate.  The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, prime broker, accountant or law firm), in reviewing any account statements, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, or becomes subject to any judgment, order or arrest.

All initial inquiries from the press or any regulatory authority will be directed to Mike Wilkins.

Only Mike Wilkins and certain investment professionals specifically authorized by him should initiate contact with the press.  No communication with the press should be for attribution (employees should not seek recognition of either their name or the Firm name in any communication with the press).  Only Mike Wilkins and certain investment professionals, upon approval of Mike Wilkins and in conjunction with the CCO, should initiate contact with any regulatory authority.

Any time the Firm has contact with the press or any regulatory authority, the communication will be subject to all provisions of this Code regarding the ethical handling of such communication.

D.	Protection of Client Assets.

1.
Receipt of Client or Investor Funds.  No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO.

2.
Delivery of Audited Financials of U.S. Investment Funds.  The Firm must deliver to each Investor in a U.S. Investment Fund a copy of the annual audited financial statements no later than 120 days after the end of the audit period.

3.
Acting to Obtain Client Custody.  Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account.  Prohibited activities include acting as a personal custodian or trustee for a client or client’s trust, obtaining any power of attorney or account signatory authority of a client’s account or assets or entering into any business transaction jointly with a client.

E.	Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

Regulation S-P (“Reg S-P”) requires SEC-registered investment advisers to adopt and implement policies and procedures that are reasonably designed to protect the confidentiality of nonpublic personal records.  Corresponding Federal Trade Commission (“FTC”) rules impose the same requirement on all other investment advisers.  Reg S-P applies to “consumer” records, meaning records regarding individuals, families, or households.  Reg S-P does not explicitly apply to the records of companies, investors in a private fund, or individuals acting in a business capacity, but corresponding FTC rules may impose similar disclosure and safeguarding obligations.  The Firm is committed to protecting the confidentiality of all non-public identifying and personal information regarding its clients, Investors, prospects, and Employees (“Nonpublic Personal Information”).

1.
Proprietary Data; Confidentiality.  Any information regarding investment decisions that the Firm makes for Client Accounts, the Firm’s investment analyses, and other proprietary data or information about the Firm or Client Accounts (including Nonpublic Personal Information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business, or as approved by the CCO.  Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any current, potential or former client or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the client or Investor (such as disclosure to a brokerage firm at which Client Account assets are held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law).  Such information is the property of the Firm.  Disclosing such information to any third party, without the written permission of (i) Mike Wilkins and (ii) the CCO, will subject the Employee to discipline or sanctions by the Firm. This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2.
Privacy of Customer Personal Information -- Information Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

3.	Employees Should Take the Following Security Precautions:
a.
Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate or take any information or document that includes or contains confidential information from the Firm’s offices without the prior consent of the Mike Wilkins or the CCO.  Any information or document removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm after use.  Employees may photocopy confidential information only if required to do so as part of their employment duties.  All copies and originals of such information or documents must be disposed of in a way that keeps the information confidential, such as shredding.  Employees must keep all paper copies of confidential information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

b.
All computer drives containing confidential and proprietary information must be accessible only by the use of strong passwords.  Backup records and archived data are stored in a secure manner.  Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information.  For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity.  At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

c.	Physical access to any non-electronic confidential information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

d.
If any laptop or other computer drive or storage medium containing confidential information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

e.
Employees must use extreme care in electronic correspondence to assure that Nonpublic Personal Information of existing, former or potential Client Accounts and Investors and other confidential information is not inadvertently distributed to unauthorized persons.

f.
All information protected by such information safeguards is considered trade secrets and may not be used by an Employee at any time, including after termination of employment, except as required for Firm business.

4.
Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties (such as a Fund Administrator or Prime Broker) under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will oversee their service providers by (i) using reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law, and (ii) taking reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

5.
Responding to Privacy Breaches.  Identity theft, breaches of privacy and data security and cyber crimes are an increasing threat to many businesses, and the Firm understands the importance of responding appropriately to a privacy breach.  If any Employee becomes aware of an actual or suspected privacy breach, including but not limited to any improper disclosure of Nonpublic Personal Information, that Employee must promptly notify the CCO.  Because most states require prompt specific notification to affected individuals of such a breach involving Nonpublic Personal Information, the Firm must investigate an actual or suspected breach that may involve Nonpublic Personal Information as quickly as possible and discuss the issue with legal counsel.  The Firms’ investigation and response will include the following, as appropriate:

a.	To the extent possible, identify the information that was disclosed and the improper recipients;

b.	Take any actions necessary to prevent further improper disclosures;

c.	Take any actions necessary to reduce the potential harm from improper disclosures that have already occurred;

d.	Consider discussing the issue with regulatory authorities and/or law enforcement officials;

e.	Evaluate the need to notify affected Investors, make any such notifications and submit sample notification forms to state and federal government agencies as required by law;

f.	Collect, prepare, and retain documentation associated with the inadvertent disclosure and the Firm’s response(s); and

g.	Evaluate the need for changes to the Firm’s privacy protection policies and procedures in light of the breach.

6.
Discarding Information.  Employees may only discard or destroy Nonpublic Personal Information in accordance with instructions from the CCO.  Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased so that the information cannot be reconstructed before being discarded.  Devices such as scanner and photocopiers that save electronic copies of information must be erased before their disposal.

F.	Favoritism, Entertainment and Gifts.

1.
Receipt by Employees.  An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry.  Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a.	Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal is in attendance.

b.	Flowers or food and/or wine baskets for the Firm generally are permissible.

c.	Occasional gifts with a face value of $250 or less (for example, a bottle of wine) are permissible.

d.
Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event.  However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted.

2.
From Employees.  An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present).  Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees).  The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

Foreign Governments and their Instrumentalities.  The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government.  Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government.  In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.  Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.  Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the CCO prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

G.	Email, Instant Messaging and Internet Chat Rooms/Message Boards Communication.

Employees must use the Firm’s email systems for all Firm business conducted via email.

Employees should use instant messaging in the Firm’s offices only for communications within the Firm and brokerage services related to Firm business. Employees must notify the CCO of all instant messaging accounts that they use for Firm business so that the CCO can ensure that messages on those accounts are captured by Global Relay, the Firm’s electronic communications retention/archiving service.

Employees may not use social networking websites to conduct any Firm business.   Employees may not post any messages about the Firm, its clients, Investors, Investment Funds, investments, Employees or Employees’ investments, or any of the Firm’s investment opinions or investment information, on any internet message board or chat room, or any social network websites such as Facebook, MySpace, Linkedin or Twitter.  Further, Employees may not post any information on any social networking or other internet site that would potentially have a negative effect on the Firm or its clients, Investors or Employees, or any investment or potential investment of any of them.  Employees may not post any messages on any internet site that include the Firm’s name.

H.	Solicitation of Government Entities.

The Firm is subject to SEC Rule 206(4)-5 regarding “pay-to-play” practices by investment advisers.  The rule prohibits the Firm from providing investment advisory services for compensation to a Government Entity (whether as a separate account or as an Investor in an Investment Fund) for two years after the Firm or its Covered Associates make a contribution to certain elected officials or candidates who (1) are directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice or (2) have the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice.

The Rule also prohibits the Firm from:

1.	Soliciting or coordinating payments to political parties in jurisdictions where the Firm is providing (or seeking to provide) investment advisory services;

2.	Soliciting or coordinating contributions from others to officials of a Government Entity to which the Firm is seeking to provide advisory services; and

3.
Paying (or agreeing to pay) a third party who is not a Regulated Person, to solicit a Government Entity on its behalf.  “Regulated Persons” are certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in “pay-to-play practices” and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

Before discussing the Firm’s services or an investment in an Investment Fund with any Government Entity or official or candidate of a Government Entity, an Employee must inform the CCO and receive permission to do so.

In order to comply with SEC Rule 206(4)-5 regarding “pay-to-play” practices, the Firm or its Covered Associates must obtain pre-approval by the CCO for any political contribution in excess of $350.  The CCO must obtain prior approval by Mike Wilkins (the CCO’s Substitute) before making any political contribution in excess of $350.

VII.	Record Keeping

The Firm is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
•
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•
A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•
A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

•	A copy of each report required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The Firm must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of IPOS and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

VIII.	Oversight of the Code of Ethics

A.	Responsibilities of Each Employee.

It is expected that Employees will embrace and comply with both the letter and spirit of the Code and to uphold the bedrock principle that our client’s interests come before the Firm’s interests or the personal interests of individual Employees.

Adherence to the Code is a basic condition of employment.  If an Employee has any doubt as to the appropriateness of any activity, believes that he or she has violated the Code, or becomes aware of a violation of the Code by another Employee, the Employee is obligated to bring these matters to the attention of the CCO and Mike Wilkins.

B.	Enforcement of the Code.

Potential violations of the Code will be investigated and considered by the CCO and Mike Wilkins.

Violations of the Code’s provisions are taken seriously and may result in sanctions or other consequences, including but not limited to the following:

1.	A warning;
2.	A reversal of a Securities Transaction or the return of the gift;
3.	Disgorgement of profits from the Securities Transaction or of the value of a gift;
4.	A limitation or restriction on engaging in Securities Transactions;
5.	A monetary fine;
6.	Loss of pay, bonus, or severance benefits;
7.	Termination or demotion of employment; and
8.	Referral to civil or criminal authorities.